SUPPLEMENT DATED SEPTEMBER 28, 2004
                           TO THE
                        PROSPECTUSES
       AND STATEMENTS OF ADDITIONAL INFORMATION OF THE
                    FUNDS INDICATED BELOW


 Effective November 1, 2004, the funds listed below will consider mid capitalization companies to be companies with market capitalization values of at least $1 billion and not exceeding (i) $10 billion or (ii) the highest month-end market capitalization value of any stock in the Russell Mid
Cap Index for the previous 12 months, whichever is greater.
Securities of

companies whose market capitalizations no longer meet this definition after purchase by a fund still will be considered to be securities of mid capitalization companies for purposes of the fund's 80% investment policy.


SMITH BARNEY INVESTMENT TRUST
SMITH BARNEY MID CAP CORE FUND                     March 29, 20
                                                04

 Effective November 1, 2004, the funds listed below will consider large capitalization companies to be companies with market capitalizations similar to companies in the Russell 1000 Index. Securities of companies whose market capitalizations no longer meet this definition after purchase by a fund still will be considered securities of large capitalization companies for purposes of the fund's 80% investment policy.


SMITH BARNEY FUNDS, INC.
LARGE CAP VALUE FUND                             April 29, 200
                                              4

SMITH BARNEY INVESTMENT FUNDS INC.
SMITH BARNEY MULTIPLE DISCIPLINE FUNDS -         August 28, 20
LARGE CAP GROWTH AND VALUE FUND                04

SMITH BARNEY INVESTMENT TRUST
SMITH BARNEY LARGE CAPITALIZATION GROWTH         March 29,
FUND                                           2004

SMITH BARNEY TRUST II
SMITH BARNEY DIVERSIFIED LARGE CAP GROWTH        February 28,
FUND                                           2004
SMITH BARNEY INTERNATIONAL LARGE CAP FUND        April 29,
                                              2004